Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference into the Registration Statement on Form F-3 of Ecopetrol S.A., filed with the United States Securities and Exchange Commission on February 12, 2010, of our report dated February 15, 2008 (except for Notes 33 and 34 to which the date is May 30, 2008), with respect to the consolidated financial statements of Ecopetrol S.A., which is included in Ecopetrol S.A.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2009.

/s/ Francisco J. González R.
Francisco J. González R.
Independent Accountant
(Statutory Auditor of Ecopetrol S.A. until March 31, 2008)
Professional Card 13442-T
Designated by Ernst & Young Audit Ltda. TR-530

Bogotá, D.C., Colombia
July 12, 2010